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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: MARCH 11, 2005

                             FLAGSTAR BANCORP, INC.
             (Exact name of registrant as specified in its charter)

            MICHIGAN                    1-16557                38-3150651
(State or other jurisdiction of     (Commission File        (I.R.S. Employer
          incorporation)                 Number)            Identification No.)

         5151 CORPORATE DRIVE, TROY, MICHIGAN                     48098
       (Address of principal executive offices)                 (Zip Code)

                                 (248) 312-2000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

| | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

| | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED
AUDIT REPORT OR COMPLETED INTERIM REVIEW

Flagstar Bancorp, Inc. (the "Company") announced that its management and Audit Committee concluded today that the Company's previously filed financial statements for the fourth quarter of 2004 and the year ended December 31, 2004 should no longer be relied upon. The financial statements for the fourth quarter of 2004 will be revised to reflect a $0.04 per diluted share reduction to its fourth quarter 2004 earnings to defer a gain previously recognized in December 2004 from an interest rate hedging position that it had terminated. The gain will instead be recorded in 2005 and 2006.

Its management and Audit Committee also concluded today that the Company's previously filed financial statements for the periods preceding 2002 should no longer be relied upon because of an unrelated adjustment to the Company's retained earnings in its statement of financial condition to be contained in its 2004 Form 10-K filing. The purpose of the adjustment is to correct a cumulative overstatement of accrued interest receivable. This adjustment will not affect the Company's 2004 earnings or its historic cash flow or have any effect on its compliance with bank regulatory capital requirements, and no net earnings adjustments will be required in the 2002-2004 period.

Today, the Company's Audit Committee discussed each of these matters with management and Grant Thornton LLP, the Company's independent registered public accounting firm. Grant Thornton has advised the Audit Committee that it concurs with the Company's conclusions presented herein.

Hedge Position. The effect of the change arising from the termination of the hedge position in December 2004 is a reduction in 2004 earnings of $0.04 per diluted share, to $2.24 per diluted share (compared to previously announced unaudited 2004 earnings of $2.28 per diluted share), and a corresponding increase of approximately $0.02 per diluted share to be recognized in 2005 and $0.02 in 2006. These per share increase estimates for 2005 and 2006 assume no changes from 2004 in the weighted average number of shares outstanding or the tax rate. The resulting change applies to the unaudited financial results for 2004 that have been reported by the Company, and does not apply to any previously issued audited financial statements.

The Company uses interest rate swap agreements and other instruments as hedges to protect itself from changes in interest rates. As its risk exposure changes, the Company will increase or decrease its holdings of these types of agreements. These agreements were utilized as a hedge for certain forecasted transactions. Under Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities, when terminating a derivative used to hedge a forecast transaction, amounts that are accumulated in other comprehensive income may only be recognized in earnings when it is probable that the forecasted transaction will not occur. The gains that are deferred will remain in other comprehensive income until earnings are impacted by the forecast transactions during 2005 and 2006. The adjustment to 2004 earnings reflects that the hedged forecast transactions remained, so the cash gain created by the elimination of the hedge could not be recognized in current earnings. The after-tax cash gain will be recognized as an adjustment to equity as an addition to Other Comprehensive Income.

Accrued Interest Receivable. During a review of its internal controls relating to accrued interest, the Company identified, in the 2004 fourth quarter, that its accounting methodology was inadequate and resulted in the overstatement of interest accrued on its $10.2 billion portfolio of mortgage loans, with a corresponding overstatement of interest income. The cumulative impact, as of December 31, 2004, is a $16.9 million overstatement of accrued interest, which resulted in a $5.9 million overstatement of deferred income tax liability and an $11.0 million overstatement of retained earnings. The Company determined that there were no net earnings adjustments required in the 2002 - 2004 period.

To properly correct the cumulative adjustment from the years prior to 2002, the Company has made a cumulative adjustment to its retained earnings in its statements of financial condition to be contained in its 2004 Form 10-K filing.


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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

            (c) The following exhibit is being furnished herewith:


Exhibit No.   Exhibit Description
-----------   -------------------
99.1          Press release text of Flagstar Bancorp, Inc. dated March 11, 2005.



                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                 FLAGSTAR BANCORP, INC.

     Dated: March 11, 2005           By: /s/ Michael W. Carrie
                                         ---------------------------------------
                                         Michael W. Carrie
                                         Executive Director, Chief Financial
                                         Officer, and Treasurer



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                                 EXHIBIT INDEX

Exhibit No.    Description
-----------   -------------------
99.1          Press release text of Flagstar Bancorp, Inc. dated March 11, 2005.